EXHIBIT 99.1

GLOBAL HOTLINE RECEIVES $6,459,000 IN ADVANCE QUARTERLY PAYMENTS FROM KDDI

TAMPA, FL August 1, 2005/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced today that Global Hotline, Inc. (GHI), a wholly owned subsidiary of IAO, had received 717,000,000 Yen, or approximately $6,459,000 at current exchange rates, on July 29, 2005 from KDDI, a significant Japanese telecommunications company. This amount was primarily an advance quarterly payment under GHI’s contract with KDDI .

GHI has two contracts with KDDI. The first contract covers the period October 1, 2004 thru September 30, 2005 and requires GHI to sell subscriber lines based on agreed monthly targets. GHI expects to be paid 841,000,000 Yen, or approximately $7,600,000 at current exchange rates, under this contract. The second contract covers the period March 16, 2005 through March 31, 2006 and requires GHI to sell subscriber lines based on agreed monthly targets. GHI expects to be paid 2,925,000,000 Yen, or approximately $26,400,000 at current exchange rates, under this contract. Should the targets not be achieved on a quarterly basis, GHI will be required to refund portions of the revenue to KDDI. The cash will be used to fund the operations of GHI.

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the gaming, entertainment and technology areas. We own 60.5% equity interest in Rex Tokyo Co Ltd, which is a supplier and installer of parts to the Pachinko and slot machine gaming industry in Japan. Rex Tokyo supplies such items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, lighting systems and Pachinko balls and other Pachinko accessory products as well as numerous new Pachinko and slot machines. We own 100% of Global Hotline, Inc, which operates call centers and is a reseller of telephone and broadband lines in Japan.

For further information, contact:

Mark Scott, CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com